Exhibit 2.3

                              AGREEMENT
                              ---------

     This Agreement made as of this 18th day of July, 1997 by and among Intelligent Electronics, Inc. ("IE"), XLConnect Solutions, Inc. (together with its wholly-owned subsidiaries, XLConnect Systems, Inc. and XLConnect Services, Inc., collectively being called "XLConnect"), XLSource, Inc. ("XLSource"), The Future Now, Inc. ("TFN"), E-C Computer Technical Services, Inc. ("EC") and RCK Computers, Inc. ("RCK" and collectively with XLSource, TFN and EC being called "Sellers").


                              BACKGROUND
                              ----------

     IE and Sellers are party to a certain Asset Purchase Agreement dated July 1, 1997 (the "Purchase Agreement") with GE Capital Information Technology Solutions Acquisition Corp. ("GE Acquisition"). Terms used herein with initial capitals and not otherwise defined shall have the meanings attributed to them in the Purchase Agreement. XLConnect has executed a joinder to the Purchase Agreement agreeing to accept certain obligations under specified sections thereof and is transferring to GE Acquisition certain of XLConnect's Power By The Hour Agreements and related Purchased Assets, including related Receivables (the "PBTH Receivables").

     IE, the Sellers and XLConnect desire to make provision in this Agreement for certain matters not covered by the Purchase Agreement, including matters relating to the allocation of the Purchase Price and any adjustments thereto, to the repurchase of any PBTH Receivables transferred by XLConnect to GE Acquisition, to allocation of responsibility for liquidated damages under Section 8.13 of the Purchase Agreement for failure to use Best Efforts to Transfer All Account Knowledge, and to indemnification claims asserted by GE Acquisition in connection with Purchased Assets transferred by XLConnect.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Purchase Agreement, and intending to be legally bound, IE, Sellers and XLConnect hereby agree as follows:

     1. Purchase Price Allocation And Adjustment. The parties agree that XLConnect shall be entitled to receive the following portion of the Purchase Price under the Purchase Agreement: (i) initially, on the Closing Date, the sum of $4,750,000 plus ($4,533,000 being the amount of the Estimated Net Assets Acquired from XLConnect) and (ii) ultimately, the sum of $4,750,000 plus the Net Assets Acquired from XLConnect as adjusted pursuant to Section 3.01(c) of the Purchase Agreement based on the Closing Date Balance Sheet to be delivered by Sellers pursuant to said section. XLConnect shall provide to Sellers information respecting the tangible net book value of the Purchased Assets (exclusive of any tangible book value attributable to the Power By The Hour Agreements) purchased by GE Acquisition from XLConnect as of the Closing Date for inclusion in the Closing Date Balance Sheet. To the extent that the Net Assets Acquired (exclusive of any tangible book value attributable to the Power By The Hour Agreements) from XLConnect at the Closing Date are less than the Estimated Net Assets Acquired (exclusive of any book value attributable to the Power By The Hour Agreements) from XLConnect, XLConnect shall pay such difference to Sellers in cash. To the extent the Estimated Net Assets Acquired (exclusive of any tangible net book value attributable to the Power By The House Agreements) from XLConnect are less than the Net Assets Acquired (exclusive of any net book value attributable to the Power By The Hour Agreements) from XLConnect at the Closing Date, Sellers shall pay such difference to XLConnect in cash. The payments from XLConnect to Sellers or Sellers to XLConnect, as the case may be, shall be made concurrently with the payment required in conjunction with the Post-Closing
Adjustment pursuant to the first sentence of Section 3.01(c)(iii) of the Purchase Agreement.

     2.  Repurchase Of Accounts Receivable.

         a. Pursuant to Section 3.10 of the Purchase Agreement, Buyer has certain rights to require XLSource to repurchase the Receivables, including the PBTH Receivables, purchased by GE Acquisition that remain uncollected on a date 120 days following the Closing Date. In the event that any of the PBTH Receivables are required by GE Acquisition so to be repurchased, XLConnect agrees, within two business days of notice from XLSource, to repurchase such receivables from XLSource for a purchase price equal to the purchase price paid by XLSource to GE Acquisition.

         b. Under the terms of the Purchase Agreement, IE and Sellers are required to reimburse GE Acquisition monthly in advance for GE Acquisition's cost to carry the uncollected Receivables, including the PBTH Receivables, acquired by Buyer on the Closing Date at a rate equal to 6.5% per annum on the average monthly outstanding balance of uncollected Receivables. XLConnect agrees to reimburse IE and Sellers for any Cost of Carry incurred by IE and Sellers in connection with any of the PBTH Receivables. Such amounts are to be reimbursed within two business days of the receipt by XLConnect of an invoice therefor from IE or Sellers from time to time during the period that IE and Sellers are required to pay GE Acquisition such Costs of Carry.

     3. Transfer of Account Knowledge. Each of the parties has agreed pursuant to Section 8.13 of the Purchase Agreement to use its Best Efforts to Transfer All Account Knowledge to GE Acquisition with respect to certain identified accounts transferred to GE Acquisition, and IE and Sellers are jointly and severally liable to pay GE Acquisition $1,000,000 as liquidated damages with respect to each such account in respect of which such undertaking shall not have been performed within six months of the Closing Date. XLConnect agrees to reimburse IE and/or Seller(s) promptly for any liquidated damages payable to GE Acquisition pursuant to such Section 8.13 in the event and to the extent the non-performance of the obligation to use Best Efforts to Transfer All Account Knowledge is attributable solely to XLConnect's breach of its undertakings in Section 8.13. In the event liquidated damages are payable under Section 8.13 by reason of non-performance of the Best Efforts to Transfer All Account Knowledge undertakings attributable to a breach of such undertakings by both XLConnect and IE and/or any Seller(s), XLConnect agrees to reimburse IE and/or Sellers promptly for a portion of any liquidated damages under said
Section 8.13 determined based on XLConnect's relative responsibility for the breach resulting in the liquidated damages payment versus the relative responsibility of IE and/or such Seller(s).

     4. Indemnification. (a) The parties acknowledge and agree that IE and Sellers have certain obligations to indemnify GE Acquisition under the terms of Section 8.03 of the Purchase Agreement and that certain of such indemnification obligations relate to or may arise out of breaches by XLConnect of representations and warranties made by XLConnect in the agreement or breaches of covenants or agreements undertaken by XLConnect in connection with its joinder under the Agreement. XLConnect hereby agrees to reimburse IE and any Seller for any amounts incurred by IE or any Seller by reason of the indemnification undertakings under said Section 8.03 arising out of or based upon (i) any incorrectness or incompleteness in the representations and warranties made by XLConnect in the Purchase Agreement,
(ii) any breach in any material respect by XLConnect of any covenants or agreement of XLConnect contained in or arising out of its joinder in the Purchase Agreement and (iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing or the enforcement of such indemnification. IE and Sellers agree that in the case that any claim for indemnification is asserted against any of them under the Purchase Agreement in respect of which any of them would have a right to make a claim for reimbursement by XLConnect under the provisions of this Section 3, IE and/or such Seller(s) shall promptly notify XLConnect of the assertion of such claim and permit XLConnect to participate in the defense of any such claim.

     (b) IE and Sellers agree to indemnify, defend and hold harmless XLConnect from any claim asserted against or liability imposed on XLConnect under the Purchase Agreement arising out of or based upon (i) any incorrectness or incompleteness in the representations and warranties made by IE and/or Sellers in the Purchase Agreement, (ii) any breach in any material respect by IE and/or Sellers of any covenants or agreement of IE and/or Sellers contained in or arising out of the Purchase Agreement and
(iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing or the enforcement of such indemnification.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                             INTELLIGENT ELECTRONICS, INC.


                             By: /s/ Alan Rsneck
                                 ----------------------------
                                 Secretary

                             XLCONNECT SOLUTIONS, INC.


                             By: /s/ John E. Royer, Jr.
                                 ----------------------------
                                 Vice President

                             XLSOURCE, INC.


                             By: /s/ Alan Resneck
                                 ----------------------------
                                 Secretary

                             THE FUTURE NOW, INC.


                             By: /s/ Alan Resneck
                                 ----------------------------
                                 Secretary

                             E-C COMPUTER TECHNICAL SERVICES, INC.


                             By: /s/ Alan Resneck
                                 ----------------------------
                                 Secretary

                             RCK COMPUTERS, INC.


                             By: /s/ Alan Resneck
                                 ----------------------------
                                 Secretary